Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333- 275303 on Form S-3 and Registration Statement No. 333- 281057 on Form S-8 of our reports dated February 6, 2026, relating to the financial statements of Las Vegas Sands Corp. (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 6, 2026